Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Yuki Takemura, Yoshihiro Hiraga and Hiroki Okano, and each of them individually, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an authorized signatory of Japan Post Holdings Co., Ltd. (the “Company”), (a) Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder, including all amendments thereto (a “Section 16 Form”), (b) all forms and schedules in accordance with Section 13(d) and Section 13(g) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13 Schedule”), (c) all forms and schedules in accordance with Section 13(f) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13(f) Form”), (d) all forms and schedules in accordance with Section 13(h) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Section 13(h) Form”), (e) Form N-PX in accordance with Section 14(a) of the Exchange Act and the rules thereunder, including all amendments thereto (a “Form N-PX”, and together with a Section 16 Form, a Section 13 Schedule, a Section 13(f) Form and a Section 13(h) Form, the “Forms and Schedules”) and (f) any Joint Filing Agreement or similar agreement with respect to the filing of the Forms or Schedules in (a) through (e) above;

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms or Schedules, complete and execute any amendment or amendments thereto, and timely file such form with the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the Company or the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, any of the Company’s or the undersigned’s responsibilities to comply with Section 16, Section 13(d), Section 13(g), Section 13(f), Section 13(h) or Section 14(a) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the Company no longer beneficially owns any securities issued by Aflac Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of May, 2026.

/s/ Nobuyasu Kato
[Authorized Signatory]